                                                                    Exhibit 12.1


                   Spieker Properties, Inc. and Subsidiaries
           Computation of Ratio of Earnings to Combined Fixed Charges
                            and Preferred Dividends
                         (in thousands, except ratios)


                                                        Three Months Ended                Six Months Ended
                                                       ---------------------           ----------------------
                                                       June 30,     June 30,           June 30,      June 30,
                                                         1998         1997               1998          1997
                                                       -------       -------           --------       -------
Earnings:
  Income from operations before disposition of
    property and minority interest                     $40,630       $26,111           $ 78,574       $49,923
  Interest expense(1)                                   30,931        12,687             60,198        24,700
  Amortization of capitalized interest                     127            79                110           158
                                                       -------       -------           --------       -------
  Total earnings                                       $71,688       $38,877           $138,882       $74,781
                                                       =======       =======           ========       =======

Fixed charges:
  Interest expense(1)                                  $30,931       $12,687           $ 60,198       $24,700
  Capitalized interest                                   3,613         1,407              6,585         2,641
  Series A Preferred Dividends                             695           573              1,390         1,146
  Series B Preferred Dividends                           2,510         2,510              5,020         5,020
  Series C Preferred Dividends                           2,953            --              5,906            --
  Series E Preferred Dividends                             600            --                600            --
                                                       -------       -------           --------       -------
  Total fixed charges and preferred dividends          $41,302       $17,177           $ 79,699       $33,507
                                                       =======       =======           ========       =======
Ratio of earnings to fixed charges
  (excluding preferred dividends)                         2.08          2.76               2.08          2.74
                                                       =======       =======           ========       =======
Ratio of earnings to combined fixed charges
  and preferred dividends                                 1.74          2.26               1.74          2.23
                                                       =======       =======           ========       =======
Fixed charges in excess of earnings                    $    --       $    --           $     --       $    --
                                                       =======       =======           ========       =======



Notes:
  (1) Includes amortization of debt discount and deferred financing fees.